Exhibit 4(o)
AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT
          Pursuant to a registration rights agreement dated September 8, 2008 (the “Registration Rights Agreement”), Oncor Electric Delivery Company LLC (the “Issuer”) agreed to provide certain registration rights with respect to the Issuer’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038 (collectively, the “Original Series”). Section 2(c) of the Registration Rights Agreement provides for additional rights in connection with a Market Making Shelf Registration Statement. Capitalized terms not otherwise defined shall have the meaning set forth in the Registration Rights Agreement.
          Goldman, Sachs & Co. (the “Market Maker”) has requested that the Issuer include with the Market Making Shelf Registration Statement, in addition to the Original Series, five outstanding series of the Issuer’s debt. These five additional series are (1) the 6.375% Fixed Senior Notes due 2012, (2) the 6.375% Fixed Senior Notes due 2015, (3) the 7.000% Fixed Debentures due 2022, (4) the 7.000% Fixed Debentures due 2032 and (5) the 7.250% Fixed Senior Notes due 2033 (collectively, the “Additional Series”).
          In consideration of the Issuer’s agreement to add the Additional Series to the Market Making Shelf Registration Statement, the Market Maker agrees to this amendment to the Registration Rights Agreement. The first paragraph of Section 2(c) of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:
(c) For the sole benefit of each Market Maker or any of their affiliates (as defined under the rules and regulations of the Commission), so long as (x) any of the Registrable Securities are outstanding and (y) it would be necessary under applicable laws, rules and regulations, in the reasonable opinion of any Market Maker, for such Market Maker or any of its affiliates to deliver a prospectus in connection with market-making activities with respect to the Registrable Securities or Exchange Securities and such Market Maker or such affiliate proposes to make a market in the Registrable Securities or Exchange Securities as part of its business in the ordinary course (the “Market-Making Conditions”), the following provisions shall apply for the sole benefit of each Market Maker and its affiliates (it being understood that only a person for whom the Market-Making Conditions apply at the applicable time shall be entitled to the use of a Market Making Shelf Registration Statement and related provisions of this Agreement), the Issuer shall use all commercially reasonable efforts to file under the Securities Act, within three weeks of the Effective Time of an Exchange Registration Statement or a Shelf Registration Statement, whichever occurs first, a “shelf” registration statement (which may be the Exchange Registration Statement or the Shelf Registration Statement if permitted by the rules and regulations of the Commission) pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission providing for the registration of, and the sale on a continuous or delayed basis in secondary transactions by each Market Maker of, Securities (in the event of a Shelf Registration) or Exchange Securities (in the event of an Exchange Offer) (such filing, the “Market Making Shelf Registration,” and such registration statement, the “Market Making Shelf Registration Statement”). The Issuer agrees to use all commercially reasonable efforts to cause the Market Making Shelf Registration Statement to become or be declared effective on or prior to (i) three weeks from the date the Exchange Offer is completed pursuant to Section 2(a) above or (ii) three weeks from the date the Shelf Registration becomes or is declared effective pursuant to Section 2(b) above, and to keep such Market Making Shelf Registration Statement continuously effective for so long as any Market Maker may be required to deliver a prospectus in connection with transactions in the Securities or the Exchange Securities, as the case may be. In the event that a Market Maker holds Securities at the time an Exchange Offer is to be conducted under Section 2(a) above, the Issuer agrees that the Market Making Shelf Registration shall provide for the resale by such Market Maker of such Securities and shall use its commercially reasonable efforts to keep the Market Making Shelf Registration Statement continuously effective until such time as such Market Maker determines in its reasonable judgment that it is no longer required to deliver a prospectus in connection with the sale of such Securities. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, upon 30 days prior written notice to the Market Makers, the Issuer shall not be required to maintain the effectiveness of the Market Making Shelf Registration Statement at any time after the tenth anniversary of the Issue Date.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Registration Rights Agreement as of the date set forth below.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ John M. Casey
John M. Casey
Treasurer
GOLDMAN, SACHS & CO.

/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)
Dated: March 30, 2009